EXHIBIT (a)(1)(i)

LEAP WIRELESS INTERNATIONAL, INC.

Offer to Exchange Certain Outstanding Options for New Options

THE OFFER AND WITHDRAWAL RIGHTS

EXPIRE AT 9:00 P.M., PACIFIC TIME,
ON DECEMBER 18, 2001, UNLESS THE OFFER IS EXTENDED.

       Leap Wireless International, Inc. is offering certain option holders who are current employees of Leap or one of its subsidiaries the opportunity to exchange outstanding stock options with an exercise price per share of $35.00 or more for new options to purchase shares of its common stock (the “New Options”). If you choose to tender any Eligible Options (as defined below), you must also tender all of your Required Options. “Required Options” are all options granted to you by Leap on or after May 18, 2001, regardless of exercise price and regardless of the option plan under which such options were granted. For each Eligible Option or Required Option you tender that we accept for exchange, you will receive a New Option exercisable for the same number of shares that were subject to the tendered option. For purposes of this Offer, “option” means a particular option grant to purchase a certain number of shares of our common stock.

      An “Eligible Option” is an option to purchase shares of our common stock with an exercise price per share of $35.00 or more that is currently outstanding under any of the following Eligible Plans (these plans are sometimes referred to in this Offer as the “Eligible Plans”):

(i) our 1998 Stock Option Plan, as amended (the “1998 Plan”); and

(ii) the Cricket Communications, Inc. 1999 Stock Option Plan, as amended (the “Cricket Plan”), which we assumed in June 2000 when we acquired the remaining 5.11% of Cricket Communications Holdings, Inc. we did not already own through a subsidiary merger.

      We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Form of Election Concerning Exchange of Options (the “Election Form”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). You are not required to accept the Offer. If you choose to accept the Offer, you may tender any or all of your Eligible Options. If you decide to tender one or more of your Eligible Options but not all of them, then you must tender the entire outstanding portion of each particular Eligible Option you want to have exchanged and cancelled. If you choose to tender any Eligible Option, you must also tender all of your Required Options, if any, and, by tendering any of your Eligible Options, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation.

      The Offer is subject to the conditions described in Section 7 of this Offer to Exchange. The Offer is not conditioned upon a minimum number of options being tendered.

      We will grant you a New Option under the 1998 Plan, the Cricket Plan or our 2001 Non-Qualified Stock Option Plan (the “2001 Plan”), as the case may be, depending on the plan under which the Eligible Option or Required Option was granted, for each Eligible Option and each Required Option that you tender and that we accept for exchange and cancellation, but only if you continue to be an employee of Leap or one of its subsidiaries through the grant date of the New Option. If you cease to be employed by Leap or one of its subsidiaries after Leap accepts your tendered options for exchange and cancellation and prior to the grant date of the New Options, you will not receive any New Options, or any other payment or consideration, in exchange for your tendered options. The New Options will be granted on or after the first trading day that is at least six months and one day after the date the tendered options are accepted for exchange and cancelled, but no later than July 3, 2002. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

      All tendered options accepted by us for exchange pursuant to the Offer will be cancelled.

      Any Eligible Option that you do not tender will remain outstanding in accordance with its terms. If you do not tender any of your Eligible Options at all, you will be granted a “Supplemental Option” under the 2001 Plan to purchase shares of our common stock, but only if you continue to be an employee of Leap or one of its subsidiaries through the grant date of the Supplemental Option. We expect to grant Supplemental Options shortly after the Offer expires. Each Supplemental Option will have an exercise price per share equal to the last reported sale price of our common stock on the Nasdaq National Market on the grant date. The number of shares of our common stock for which each Supplemental Option will be granted will be specified in an individual option summary you will receive concurrently with this Offer.

      As of November 15, 2001, options to purchase 5,607,476 shares of our common stock were issued and outstanding under the 1998 Plan (including options to purchase 2,795,621 shares of our common stock granted as “distribution options” to holders of outstanding QUALCOMM Incorporated options at the time of Leap’s spin-off from Qualcomm in September 1998), options to purchase 1,348,638 shares of our common stock were issued and outstanding under the Cricket Plan, and options to purchase 850,151 shares of our common stock were issued and outstanding under the 2001 Plan, including Eligible Options and Required Options to purchase up to an aggregate of 1,328,231 shares of our common stock. If we receive and accept tenders of all Eligible Options and Required Options outstanding as of November 15, 2001, we will grant New Options to purchase approximately 1,328,231 shares of our common stock, or approximately 3.6% of the 36,919,295 shares of our common stock outstanding as of that date.

      Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange and cancellation. You must make your own decision whether to tender your options, taking into account your own personal circumstances and preferences. Our senior vice presidents and higher ranking officers (including executive officers) and the members of our board of directors are not eligible to participate in the Offer.

      Our common stock is quoted on the Nasdaq National Market under the symbol “LWIN.” On November 15, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $19.22 per share. The New Options will not be granted until on or after the first trading day that is at least six months and one day after the date that tendered options are accepted for exchange and cancelled, but no later than July 3, 2002. The exercise price per share of the New Options will be equal to the last sale price of our common stock as reported on the Nasdaq National Market on the date of grant. The exercise price per share of your Supplemental Options, if any, will be equal to the last reported sale price of our common stock on the date of grant. The exercise price of your New Options or Supplemental Options may be higher or lower than the current price of our common stock, and it may be higher or lower than the exercise price per share of your Eligible Options and/or Required Options. The market price of our common stock has declined substantially over the last year and has been subject to high volatility. Our common stock may trade at prices below the exercise price per share of the New Options or the Supplemental Options. In that case, depending on the exercise price of your tendered options and other factors, the New Options may be less valuable than the options you are tendering for exchange and cancellation. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or the Supplemental Options or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept the Offer.

      You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Election Form to the Stock Administration Department, Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121 (telephone: (858) 882-6035; e-mail: optionexchange@leapwireless.com).

      WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION THAT IS DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121, Attn: Stock Administration.

      We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

      The threshold exercise price we have set to determine which options may be tendered in response to the Offer does not, and is not meant to, reflect our view of what the trading price of our common stock will be in the short, medium or long term.

      THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SCHEDULE I	Information Concerning the Directors and Executive Officers of Leap Wireless International, Inc.

v

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the Election Form because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Exchange and the Election Form. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1. Why are you making the Offer?

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making the Offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the opportunity to receive options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. (Page 10)

2. What securities are you offering to exchange?

      We are offering to exchange all stock options held by current employees (other than senior vice presidents and higher ranking officers (including executive officers)) with an exercise price per share of $35.00 or more that are outstanding under the Eligible Plans for New Options to be granted under the Eligible Plans. If you elect to tender any of your Eligible Options, you must also tender all of your Required Options, and, by tendering any of your Eligible Options, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. Required Options are all stock options, including Eligible Options, granted to you on or after May 18, 2001, regardless of exercise price and regardless of the option plan under which such options were granted. We will distribute to you an individual option summary of the options that have been granted to you, including information relating to grant date and exercise price. (Page 9; Page 11)

3. What is the difference between an Eligible Option and a Required Option?

      An Eligible Option is any stock option outstanding under one of the Eligible Plans with an exercise price per share of $35.00 or more. A Required Option is any stock option granted to you by Leap on or after May 18, 2001, regardless of exercise price and regardless of the option plan under which such option was granted. As a result, any option grants you received on or after May 18, 2001 under the Eligible Plans and under the 2001 Plan will be considered “Required Options.” If you choose to tender any of your Eligible Options, then you must also tender all of your Required Options. By tendering any Eligible Options, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation.

4. Who is eligible to participate in the Offer?

      All current employees of Leap and its subsidiaries, other than Leap’s senior vice presidents and higher ranking officers (including executive officers), are eligible to participate in the Offer to the extent they hold outstanding Eligible Options. Our senior vice presidents and higher ranking officers (including executive officers) and members of our board of directors are not eligible to participate in the Offer. (Page 9)

5. May I tender either vested or unvested options?

      Yes. You may tender any or all of your Eligible Options, whether or not they are vested. But if you choose to accept the Offer with respect to any of your Eligible Options, you must also tender all of your Required Options, whether or not they have vested.

6.	With respect to each of my Eligible Options, do I have to tender the entire option or may I decide to tender only a portion of the option?

      You may choose to tender one Eligible Option in its entirety and not tender another. For purposes of the Offer, “option” means a particular option grant to purchase a certain number of shares of our common stock. You may not tender less than all of a particular outstanding option.

      For example, if you have received, in each case before May 18, 2001, two Eligible Options, you may choose to tender neither option, both options or one option. However, if you wish to tender an Eligible Option, you may not tender anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option. (Page 14)

      You are not required to accept the Offer. However, if you choose to tender any Eligible Option for exchange and cancellation, you must tender all of your Required Options, if any. By tendering any Eligible Option, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation.

7. May I tender options that I have already exercised?

      The Offer only relates to options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise, and whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

8.	How many New Options will I receive in exchange for my tendered options?

      The number of shares of our common stock subject to each New Option we grant pursuant to the Offer will be the same as the number of shares of our common stock subject to the Eligible Option or Required Option you tendered in exchange for that New Option, subject to adjustment for any stock split, share combination or the like occurring prior to the grant date of the New Options.

9.     When will the New Options vest?

      Each New Option granted in exchange for any tendered option will vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for the corresponding Eligible Option or Required Option that you tender pursuant to the Offer and that we accept for exchange and cancel, except that none of your New Options, whether vested or unvested, will become exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your New Options will be vested and become exercisable for the same number of shares for which your corresponding Eligible Option or Required Option would have been vested and exercisable at that time had you not tendered that option pursuant to the Offer. If your employment with us terminates before your New Option becomes exercisable, then you will have until the later of 30 days after your termination date or six months plus 30 days after the grant date of your New Option to exercise that option for any shares for which it is vested at the time of your termination, based on the same vesting schedule that applied to the tendered option your New Option replaced.

      The New Options will be granted on or after the first trading day that is at least six months and one day after the date we accept for exchange and cancel Eligible Options and Required Options tendered pursuant to the Offer, but no later than July 3, 2002. Therefore, even if the Eligible Options and Required Options you tender are vested, you will not have any right to purchase shares of our common stock thereunder once they are cancelled.

      As explained above, you must continue to be an employee of Leap or one of its subsidiaries through the grant date of the New Options in order to receive New Options. If your employment terminates before that date, you will not be granted any New Options, and you will not receive any other payment or consideration for your tendered options. (Page 9; Page 13)

10.	What happens if I do not accept the Offer? What are Supplemental Options?

      All Eligible Options that you choose not to tender, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold such options in accordance with their terms.

      If you do not tender any of your Eligible Options at all, we will grant you a Supplemental Option under the 2001 Plan to purchase shares of our common stock, but only if you continue to be an employee of Leap or one of its subsidiaries through the grant date of that Supplemental Option. We expect to grant Supplemental Options shortly after the Offer expires. Each Supplemental Option will have an exercise price per share equal to the last reported sale price of our common stock on the Nasdaq National Market on the grant date. The number of shares purchasable under each Supplemental Option will be set forth in the individual option summary that we will distribute to you concurrently with this Offer.

      If no Eligible Options are tendered pursuant to the Offer, we expect that we will grant Supplemental Options to purchase approximately 450,000 shares of our common stock. If, as we expect, Eligible Options are tendered and accepted for exchange and cancelled, the number of Supplemental Options we issue will be lower. (Page 11)

11.     When will the Supplemental Options vest?

      Each Supplemental Option will have its own vesting schedule. Each Supplemental Option will vest and become exercisable with respect to 25% of the shares of common stock covered by the Supplemental Option on each yearly anniversary of the grant date.

12.     What is the difference between a New Option and a Supplemental Option?

      A New Option is an option that we will grant in exchange for each Eligible Option and each Required Option tendered and accepted by us for exchange and cancellation. New Options will be granted on or after the first trading day that is at least six months and one day after the tendered options are accepted for exchange and cancelled, but no later than July 3, 2002. The number of shares for which each New Option is exercisable will be equal to the number of shares for which the tendered option was exercisable.

      A Supplemental Option is an option that we will grant to holders of Eligible Options who do not tender any of their Eligible Options at all. We expect to grant Supplemental Options shortly after the Offer expires.

      New Options will be granted under the 1998 Plan, the Cricket Plan or the 2001 Plan, as the case may be, depending on the option plan under which the cancelled Eligible Option or Required Option was granted, and will be subject to the terms and conditions of such Eligible Plan. Supplemental Options will be granted under the 2001 Plan. (Page 11; Page 17)

13.	Can I tender one or some of my Eligible Options and receive Supplemental Options with respect to the Eligible Options I retain?

      No. You will NOT receive a Supplemental Option if you tender any of your Eligible Options. (Page 11)

14.     What are the conditions to the Offer?

      The Offer is subject to a number of conditions, which are described in Section 7. The Offer is not conditioned upon a minimum number of options being tendered. (Page 14)

15.	Must I remain an employee of Leap to get New Options or Supplemental Options?

      Yes. To receive a New Option or a Supplemental Option, you must remain an employee of Leap or one of its subsidiaries through the date we grant the New Options or the Supplemental Options, as applicable. As discussed below, the New Options will be granted on or after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled, but no later than July 3, 2002. We expect to grant Supplemental Options shortly after the Offer expires.

      Your Eligible Options and your Required Options may currently be fully or partially vested. If you do not accept the Offer, when your employment with us ends, you generally will be able to exercise your Eligible Options and your Required Options, if any, during the limited period specified in your option documents, to the extent those options are vested on the day your employment ends. But, if you accept the Offer, your tendered options will be cancelled.

      If you do not remain an employee of Leap or one of its subsidiaries from the date you tender your options through the date your New Options are granted, you will not receive any New Options or any other payment or consideration in exchange for your tendered options that have been accepted for exchange and cancelled. This rule applies regardless of the reason your employment is terminated and whether as a result of voluntary resignation, involuntary termination, death or disability. (Page 9; Page 13)

16.	What happens if after I tender my options I leave Leap or I am terminated as an employee?

      If your employment with us terminates for any reason prior to the expiration of the Offer, your tendered options will automatically be withdrawn, and you may exercise those options in accordance with their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any New Options in exchange therefor, and you will also not receive any Supplemental Options.

      If your employment with us terminates for any reason after your tendered options are accepted for exchange and cancelled but prior to the grant date of the New Options, you will not be entitled to receive a New Option grant or to have your cancelled options returned or receive any payment for your cancelled options. You will only be entitled to receive a New Option grant if you remain continuously employed by Leap or one of its subsidiaries through and including the date of grant.

      If your employment terminates after the date of grant, you will only be able to exercise the New Options to the extent they are vested at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your New Options. Once your tendered options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

      The Offer does not change the “at-will” nature of your employment with Leap or one of its subsidiaries, and your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the New Options or Supplemental Options, for any reason, with or without cause.

17.	When will I receive my New Options and my Supplemental Options?

      We will grant the New Options on or after the first trading day that is at least six months and one day after the date we accept for exchange and cancel tendered options, but no later than July 3, 2002. If we accept for exchange and cancel tendered options on December 18, 2001, which is the scheduled expiration date of the Offer, the grant date of the New Options will be on or after June 19, 2002, but no later than July 3, 2002. The Expiration Date may be extended.

      If you do not tender any of your Eligible Options, we expect to grant your Supplemental Options shortly after the Offer expires. (Page 11)

18.	Why won’t I receive my New Options immediately after the Expiration Date of the Offer?

      If we were to grant the New Options to option holders participating in the Offer on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the New Options for at least six months and one day, we will not have to record such a compensation expense with respect to those options. (Page 34)

19.	What will be the exercise price of the New Options and the Supplemental Options?

      The exercise price per share of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the New Options. The exercise price per share of a Supplemental Option will be equal to the last reported sale price of our common stock on the date we grant that Supplemental Option. Accordingly, we cannot predict the exercise price of the New Options or the Supplemental Options, which may be higher or lower than the current market price of our common stock. The last reported sale price of our common stock on the Nasdaq National Market on November 15, 2001 was $19.22 per share. Because we will not grant New Options until on or after the first trading day that is at least six months and one day after the date we accept for exchange and cancel the options tendered, the New Options may have a higher exercise price than some or all of your tendered options. In addition, after the grant of the New Options or the Supplemental Options, our common stock may trade at a price below the exercise price per share of those options. In that case, depending on the exercise price of your tendered options and other factors, the New Options may be less valuable than the options you are tendering for exchange and cancellation. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or the Supplemental Options or at any time in the future. (Page 16)

20.	Will the New Options be different from my Eligible Options and my Required Options?

      The New Options granted in exchange for your Eligible Options and Required Options will have the same terms and conditions as those options, except for the new exercise price. Each New Option granted in exchange for any tendered option will vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for the corresponding Eligible Option or Required Option that you tender pursuant to the Offer and that we accept for exchange and cancel, except that none of your New Options, whether vested or unvested, will become exercisable until six months after the grant date.

21.	If I tender options in the Offer, will I be eligible to receive other option grants before I receive my New Options?

      No. If we accept any of the options you tender pursuant to the Offer, you will not receive any other option grants for which you might otherwise be eligible, including without limitation any discretionary options you would be otherwise eligible to receive until the grant date for your New Options. If we were to grant you any options sooner than six months and one day after your tendered options are accepted for exchange and cancelled, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of all options to those option holders whose options we accept for exchange and cancel, we believe we will not have to record such a compensation expense with respect to those options. (Page 13, Page 34)

      On the other hand, if you do not tender any of your Eligible Options in the Offer, you will receive any Supplemental Option grant for which you are eligible shortly after the Offer expires. The exercise price of each Supplemental Option grant will be the last reported sale price of our common stock on the Nasdaq National Market on the date that option is granted. (Page 11)

22.	What happens if Leap merges into or is acquired by another company?

      If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

      If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the New Options are granted, the obligations of Leap in connection with the Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

      If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume Leap’s obligations with respect to the Offer. The New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received upon exercise of your options multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation’s stock.

      If we merge into or are acquired by another company after the grant of the New Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options are not assumed, the New Options held by option holders then performing service as employees, directors or consultants of Leap or any of its subsidiaries would vest on an accelerated basis and become exercisable for all of the option shares immediately prior to the acquisition. If the options are not exercised prior to the acquisition, they would terminate. (Page 13)

23.	Will I have to pay taxes if I tender my options in the Offer?

      If you tender any options pursuant to the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the tender or upon our acceptance for exchange and cancellation of the options. In addition, the grant of the New Options or Supplemental Options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant.

      All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant’s circumstances. (Page 35)

24. Will my New Options be incentive stock options?

      No. The New Options will be non-statutory or “non-qualified” options under U.S. federal tax laws. An individual does not recognize any taxable income when a non-qualified option is granted. When those non-qualified options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. (Page 18; Page 35)

25. Will my Supplemental Options be incentive stock options?

      No. The Supplemental Options will be non-statutory or “non-qualified” options under U.S. federal tax laws. (Page 36)

26.	When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

      The Offer expires on December 18, 2001, at 9:00 p.m., Pacific Time, unless it is extended by us.

      Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the Offer period. We currently intend to communicate any such extension to you by e-mail, but we reserve the right to use other means of announcement. (Page 9; Page 36)

27. How and when do I tender my options?

      If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Time, on December 18, 2001, a properly completed and duly executed Election Form, and any other documents required by the Election Form, to Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121, Attn.: Stock Administration. You will be required to indicate in the Election Form the particular options you are tendering, including the Required Options. If the Offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the Offer. We will not accept delivery of any Election Form after the expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you prior to the expiration of the Offer, we will not accept any of your options for exchange and cancellation, and you will not be granted any New Options, but you will be granted a Supplemental Option.

      We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options and Required Options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all such properly tendered Eligible and Required Options promptly after the expiration of the Offer. (Page 12; Page 13)

      If you tender any Eligible Option pursuant to the Offer, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation.

28. During what period of time may I withdraw previously tendered options?

      You may withdraw your tendered options at any time before 9:00 p.m., Pacific Time, on December 18, 2001. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw your tendered options, you must deliver to us at 10307 Pacific Center Court, San Diego, California 92121 (facsimile: (858) 882-9060), Attn: Stock Administration, a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn your options, you may re-tender those options only by again following the tender procedures described in this Offer to Exchange and the Election Form prior to the expiration of the Offer. (Page 12)

29. What do you think of the Offer?

      Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options, taking into account your own personal circumstances and preferences. Our senior vice presidents and higher ranking officers (including executive officers) and members of our board of directors are not eligible to participate in the Offer. (Page 11)

30. Who can I talk to if I have questions about the Offer?

      For additional information or assistance regarding the Offer, you should contact:

Stock Administration Department
Leap Wireless International, Inc.
10307 Pacific Center Court
San Diego, California 92121
(telephone: (858) 882-6035)
(facsimile: (858) 882-9060)
(e-mail: optionexchange@leapwireless.com)

      WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

THE OFFER

1. Number of Options; Expiration Date.

      Upon the terms and subject to the conditions of the Offer, we will exchange, for New Options to purchase common stock, all Eligible Options and Required Options that are properly tendered in accordance with Section 4, and which are not validly withdrawn in accordance with Section 5 before the “Expiration Date,” as defined below.

      Eligible Options are all options held by current employees (other than senior vice presidents and higher ranking officers (including executive officers)) of Leap or one of its subsidiaries with an exercise price per share of $35.00 or more that are outstanding under the Eligible Plans. Required Options are all options, including Eligible Options, granted to you on or after May 18, 2001, regardless of exercise price and regardless of the option plan under which such options were granted. As a result, any option grants you received on or after May 18, 2001 will be considered “Required Options.” If you choose to tender any Eligible Options pursuant to the Offer, you must tender all of your Required Options. By tendering any Eligible Option pursuant to the Offer, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation.

      If you tender Eligible Options and Required Options, you will receive, in exchange for each Eligible Option and each Required Option that you tender and that we accept for exchange and cancellation, a New Option exercisable for the same number of shares purchasable under the tendered option, as adjusted for any stock split, share combination or the like occurring prior to the grant date of the New Options. The New Option will be granted on or after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled, but no later than July 3, 2002.

      If you do not remain an employee of Leap or one of its subsidiaries from the date you tender options through the date we grant the New Options, you will not receive any New Options, or any other payment or consideration, in exchange for your tendered options that have been accepted for exchange and cancelled, regardless of how or why your employment terminated.

      If you tender any of your Eligible Options and your Required Options for exchange, we will grant you New Options under the 1998 Plan, the Cricket Plan or the 2001 Plan, as the case may be, depending on the Eligible Plan under which the cancelled Eligible Option or Required Option was granted, pursuant to a new stock option agreement. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The tendered options that we accept pursuant to the Offer will be cancelled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options.

      Each New Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date applicable to the Eligible Option or the Required Option for which the New Option is exchanged. However, your New Options will not become exercisable for any shares, whether vested or unvested, until six months after the grant date. Should your employment with us terminate before your New Options become exercisable, you will have until the later of 30 days after your termination date or six months plus 30 days after the grant date of your New Options in which to exercise those options for any shares for which they are vested at the time of your termination.

      The term “Expiration Date” means 9:00 p.m., Pacific Time, on December 18, 2001, unless and until we, in our discretion, extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer. See Section 7 for a description of conditions to the Offer.

      If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for a period of at least 10 business days after the date of such notification:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be tendered in the Offer; or

(c) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

      For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a “trading day” means any business day on which a last sale price of our common stock is reported on the Nasdaq National Market.

2. Purpose of the Offer.

      We issued the options outstanding under the Eligible Plans to provide our employees an opportunity to acquire an, or increase their existing, ownership interest in Leap, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate our employees, and are unlikely to be exercised in the foreseeable future. By making the Offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the opportunity to receive options that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

      We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers, as well as provide them with the opportunity to make periodic purchases of our common stock under the terms of our Employee Stock Purchase Plan. From time to time, our employees, including our executive officers, acquire or dispose of our securities. On October 25, 2001, our board of directors took action to reduce the size of the board from 11 directors to nine, eliminating the vacancies created by the resignations of John J. Moores and Alejandro Burillo Azcárraga. Subject to the foregoing, and except as otherwise disclosed in the Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Leap or any of its subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of Leap and its subsidiaries by any person.

      NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE AND CANCELLATION, TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES.

3. Status of Eligible Options Not Exchanged; Supplemental Options.

      All Eligible Options that you do not choose to tender or that we do not accept for exchange and cancellation pursuant to the Offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

      In addition, if you do not tender any of your Eligible Options at all, we will grant you a Supplemental Option under the 2001 Plan to purchase shares of our common stock, but only if you continue to be an employee of Leap or one of its subsidiaries through the grant date. We will grant your Supplemental Options, if any, shortly after the Offer expires. Each Supplemental Option will have an exercise price per share equal to the last reported sale price of our common stock on the Nasdaq National Market on the grant date of the Supplemental Option. The number of shares purchasable under each Supplemental Option will be set forth in the individual option summary that we will distribute to you concurrently with this Offer.

      If no Eligible Options are tendered pursuant to the Offer, we expect that we will grant Supplemental Options to purchase approximately 450,000 shares of our common stock. If, as we expect, Eligible Options are tendered and accepted for exchange and cancellation, the number of Supplemental Options we grant will be lower.

      Supplemental Options will vest and become exercisable with respect to 25% of the shares of common stock covered by the Supplemental Option on each yearly anniversary of the grant date of the Supplemental Option.

4. Procedures for Tendering Options.

      Proper Tender of Options. To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the Election Form, properly complete, duly execute and deliver to us the Election Form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at our corporate headquarters, located at 10307 Pacific Center Court, San Diego, California 92121, facsimile: (858) 882-9060, Attn: Stock Administration. You will be required to indicate in the Election Form the particular options you are tendering, including the Required Options. The Offer expires on December 18, 2001, at 9:00 p.m., Pacific Time, unless it is extended by us. If the Offer is extended by us beyond that time, we must receive these documents before the extended Expiration Date of the Offer. We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you prior to the expiration of the Offer, we will not accept any of your options for exchange and cancellation, and you will not be granted any New Options, but you will be granted a Supplemental Option.

      The method of delivery of all documents, including Election Forms and any other required documents, is at the election and risk of the tendering option holder. However, we will only accept paper delivery, including via facsimile, and therefore delivery by e-mail will not be accepted. If delivery is by mail, we recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

      If you tender any Eligible Option pursuant to the Offer, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. Nevertheless, you must still properly complete the Election Form.

      If your Election Form includes options that are not eligible for (or required by) the Offer, we will not accept those options for exchange, but we do intend to accept any properly tendered Eligible Options and Required Options set forth in the Election Form.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to Eligible Options or Required Options or to be subject to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

      Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of the options tendered by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

      Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

5. Withdrawal Rights.

      You may only withdraw your tendered options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the expiration of the Offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

      You may withdraw your tendered options at any time before 9:00 p.m., Pacific Time, on December 18, 2001. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date of the Offer. In addition, unless we accept your tendered options for exchange before 9:00 p.m., Pacific Time, on January 17, 2002, you may withdraw your tendered options at any time thereafter until they are accepted and cancelled.

      To validly withdraw your tendered options, you must deliver to us at 10307 Pacific Center Court, San Diego, California 92121 (facsimile: (858) 882-9060), Attn: Stock Administration, a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, the exercise price and the number of shares subject to the option to be withdrawn. We will not accept delivery of a notice of withdrawal by e-mail.

      Although you may withdraw some, but not all, of your tendered options, you may not withdraw only a portion of a particular tendered option. In addition, you may not withdraw any Required Options unless you withdraw all of your tendered options.

      Except in accordance with the next sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

      Neither Leap nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6. Acceptance of Options for Exchange and Issuance of New Options.

      Upon the terms and subject to the conditions of the Offer and as promptly as practicable following the Expiration Date, we will accept Eligible Options and Required Options for exchange and cancellation if properly tendered and not validly withdrawn before the Expiration Date. If your tendered options are accepted for exchange and cancelled on December 18, 2001, the scheduled Expiration Date of the Offer, you will be granted your New Options on or after June 19, 2002, which is the first trading day that is at least six months and one day after the date tendered options are expected to be accepted for exchange and cancelled, but no later than July 3, 2002. If we extend the date by which we must accept for exchange and cancel options properly tendered, you will be granted New Options on a subsequent trading day that is on or after the first trading day that is at least six months and one day after the extended date of acceptance for exchange and cancellation of tendered options.

      If we accept any of the options you tender in the Offer, you will not receive any other option grants for which you might otherwise be eligible, including any discretionary option grants for which you otherwise would be eligible, until the grant date for your New Options. On the other hand, if you do not tender any of your Eligible Options in the Offer, we intend to grant any Supplemental Options for which you are eligible shortly after expiration of the Offer. The exercise price of each Supplemental Option will be the last reported sale price of our common stock on the Nasdaq National Market on the date those options are granted.

      The number of shares of our common stock subject to each New Option we grant pursuant to the Offer will be the same as the number of shares of our common stock subject to the Eligible Option or Required Option you tendered in exchange for that New Option, as adjusted to reflect any stock split, share combination or the like occurring prior to the grant date of the New Options.

      If you do not remain an employee of Leap or one of its subsidiaries from the date you tender your options through the date we grant the New Options, you will not receive any New Options or any other payment or consideration in exchange for your tendered options that have been accepted for exchange and cancelled, regardless of how or why your employment was terminated. The Offer does not change the “at-will” nature of your employment with us, and your employment may be terminated by us or you at any time, including prior to the grant date or vesting of the New Options, for any reason, with or without cause.

      Consequences of Leap Being Acquired. If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

      If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the New Options are granted, our obligations with respect to the Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

      If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. The New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received upon exercise of your option, multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation’s stock on the date of grant.

      If we merge into another entity or are acquired after the grant of the New Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options are not assumed, those options would vest on an accelerated basis and become exercisable for all of the option shares immediately prior to the acquisition. If the options vest on an accelerated basis as contemplated by the preceding sentence and such options are not exercised prior to the acquisition, they would terminate.

      Partial Tenders. You are not required to accept the Offer. If you choose to tender any Eligible Options for exchange, you must tender all of your Required Options. With respect to your Eligible Options that are not Required Options, you may choose to tender one option in its entirety and not tender another. You may not tender less than all of a particular outstanding option.

      For example, if you have received, in each case before May 18, 2001, two Eligible Options, you may choose to tender neither of these Eligible Options, both of these Eligible Options, or one of these Eligible Options. However, if you wish to tender an Eligible Option, you may not tender anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

      Should you choose to tender any options for exchange, you will be required to indicate in the Election Form the particular options that you are tendering, including the Required Options. If you tender any Eligible Options pursuant to the Offer, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. This does not change your responsibility to properly complete the Election Form.

      Acceptance of Tendered Options. For purposes of the Offer, we will be deemed to have accepted options that are validly tendered and are not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange and cancellation of such options, which may be by e-mail, press release or other means. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By tendering options, you agree that the applicable stock option agreements will terminate upon our cancellation of your tendered options. Promptly after we accept and cancel tendered options, we will send each tendering option holder a notice indicating the number of shares subject to the options that we have accepted for exchange and cancelled, the number of shares that will be subject to the New Options and the expected grant date of the New Options.

7. Conditions of the Offer.

      Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered to us, and we may terminate or amend the Offer, or postpone our acceptance for exchange and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of

1934, as amended, if at any time on or after November 20, 2001 and prior to the Expiration Date any of the following events has occurred or has been determined by us, in our reasonable judgment, to have occurred, and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered to us:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer or the issuance of New Options or the issuance of Supplemental Options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options; or

(3) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Leap or its subsidiaries;

(c) there shall have occurred:

(1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(5) any decrease greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Leap or its subsidiaries or on the trading in Leap common stock;

(6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Leap or its subsidiaries;

(7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(8) any decline in any of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 20, 2001;

(d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer or the grant of New Options;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for Leap, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 20, 2001;

(2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 20, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Leap or any of its subsidiaries or any of the assets or securities of Leap or any of its subsidiaries; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Leap or its subsidiaries that is or may be material to Leap or its subsidiaries.

      The conditions to the Offer are for our benefit. We may assert them in our reasonable discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price Range of Common Stock Underlying the Options.

      There is no established trading market for options, including Eligible Options and Required Options, granted under the Eligible Plans, and there will be no established trading market for any New Options and Supplemental Options that may be granted.

      Our common stock is quoted and traded on the Nasdaq National Market under the symbol “LWIN.” The following table sets forth the high and low sales prices for our common stock as reported by the Nasdaq National Market for each of the periods indicated:

	High	Low

Quarter Ended:
December 31, 2001 (through November 15, 2001)	$19.33	$13.51
September 30, 2001	$33.15	$12.70
June 30, 2001	$36.78	$21.31
March 31, 2001	$46.69	$20.50
December 31, 2000	$66.63	$23.50
September 30, 2000	$81.88	$44.75
June 30, 2000	$99.75	$32.25
March 31, 2000	$110.50	$47.06
December 31, 1999	$94.06	$22.75

      On November 15, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $19.22 per share.

      Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside of our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and wireless communications companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until a trading date that is at least six months and one day after the date your tendered options are accepted for exchange and cancelled, but no later than July 3, 2002. We expect to grant Supplemental Options shortly after the Offer expires. The exercise price of the New Options and Supplemental Options will be the last reported sale price of our common stock reported on the Nasdaq National Market on their respective grant dates. The exercise price of the New Options may be higher than the exercise price of your tendered options. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. In that event, depending on the exercise price of your tendered options and other factors, your New Options may be less valuable than your tendered options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or the Supplemental Options or at any time in the future.

9. Source and Amount of Consideration; Terms of New Options.

      Consideration. The New Options to be issued in exchange for Eligible Options and Required Options properly tendered and accepted for exchange and cancelled by us will be issued under the 1998 Plan, the Cricket Plan or the 2001 Plan, as the case may be, depending on the Eligible Plan under which the cancelled Eligible Option or Required Option was granted. The number of shares of common stock subject to each New Option to be granted to each option holder in exchange for his or her tendered Eligible Options or Required Options will be the same as the number of shares subject to the tendered option at the time of cancellation, as adjusted to reflect any stock splits, share combinations or the like occurring prior to the grant date of the New Options.

      If we receive and accept tenders of all Eligible Options and Required Options outstanding as of November 15, 2001, we will grant New Options to purchase approximately 1,328,231 shares of our common stock. If all Eligible Options and Required Options are properly tendered and accepted for exchange and cancelled, the common stock issuable upon exercise of the New Options granted in exchange will equal approximately 3.6% of the 36,919,295 shares of our common stock outstanding as of November 15, 2001. The shares of common stock subject to tendered options granted under the Eligible Plans that are accepted for exchange and cancelled will, after such cancellation, be available for regrant and issuance under the Eligible Plans and may provide some or all of the shares needed for the option grants that will be made under the Eligible Plans in carrying out the exchange that is the subject of the Offer.

      Terms of New Options. The New Options will be evidenced by a new stock option agreement between us and each option holder who tenders options in the Offer and whose tendered options we accept for exchange and cancellation. The New Options granted in exchange for your Eligible Options and Required Options will have the same terms and conditions as those options, except for the new exercise price. Each New Option granted in exchange for any tendered option will vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for the corresponding Eligible Option or Required Option that you tender pursuant to the Offer and that we accept for exchange and cancel, except that none of your New Options, whether vested or unvested, will become exercisable until six months after the grant date.

      Each of the New Options will be a non-qualified stock option under the U.S. federal income tax laws.

      The following description of the Eligible Plans and the 2001 Plan is a summary of the principal provisions of those documents but is not complete.

1998 Stock Option Plan

      In September 1998, our board of directors adopted, and QUALCOMM Incorporated, as our sole stockholder, approved, our 1998 Stock Option Plan. The 1998 Plan provides for grants of stock options to selected officers, directors and employees of and consultants to Leap and its subsidiaries. The 1998 Plan is designed to promote the success of our business by more closely aligning the interests of our employees and our stockholders through the provision of equity-based incentives to those individuals who are or will be responsible for such success.

      Although Qualcomm, as our former sole stockholder, approved the 1998 Plan, we obtained stockholder approval of the 1998 Plan in December 1999 to allow awards made under the 1998 Plan following stockholder approval in 1999 to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” and the regulations thereunder.

      General. The 1998 Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options granted under the 1998 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Non-qualified stock options granted under the 1998 Plan are not intended to qualify as incentive stock options under the Code.

      Purpose. The 1998 Plan was adopted to provide a means by which selected officers, directors and employees of and consultants to Leap and its subsidiaries could be given an opportunity to purchase stock in Leap, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Leap.

      Administration. The board of directors has the power to construe and interpret the 1998 Plan and, subject to the provisions of the 1998 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration to be paid upon exercise of an option and other terms of the option. The board of directors is authorized to delegate administration of the 1998 Plan to a committee composed of not fewer than two members of the board. The board has delegated administration of the 1998 Plan to the compensation committee of the board. As used herein with respect to the 1998 Plan, the “board” refers to the compensation committee as well as to the board of directors itself. The compensation committee has further delegated the authority to grant options to vice presidents and lower ranking employees of Leap under the 1998 Plan to Harvey White, the Chairman and Chief Executive Officer of Leap.

      Stock Subject to the 1998 Plan. The total number of shares of common stock that may be issued upon exercise of options granted or to be granted under the 1998 Plan may not exceed 8,000,000, subject to adjustment as described below. As of November 15, 2001, 2,042,098 shares of common stock had been issued upon the exercise of options granted under the 1998 Plan, options to purchase 5,607,476 shares of common stock were outstanding (including options to purchase 2,795,621 shares of our common stock granted as “distribution options” to holders of outstanding Qualcomm options at the time of Leap’s spin-off from Qualcomm in September 1998) and approximately 143,910 shares were available for future grant. Options to purchase 206,516 shares of common stock were previously forfeited pursuant to the terms of the 1998 Plan. If options granted under the 1998 Plan expire or otherwise terminate without being exercised, the common stock not purchased pursuant to such options again becomes available for issuance under the 1998 Plan.

      Eligibility. The 1998 Plan provides for grants to employees, directors and consultants. Incentive stock options may be granted only to selected employees (including corporate officers) of Leap and its subsidiaries. Non-qualified stock options may be granted to selected employees (including corporate officers), directors and consultants.

      No incentive stock options may be granted under the 1998 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Leap or any of its subsidiaries, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. No employee shall be eligible to receive in any calendar year option grants covering more than 1,000,000 shares of common stock, subject to adjustment as described below. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 1998 Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of Leap and its subsidiaries) may not exceed $100,000.

      Terms of Options. The following is a description of the permissible terms of options under the 1998 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of incentive stock options under the 1998 Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases, may not be less than 110% of such fair market value. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the stock subject to the option on the date of the option grant. The exercise price of options granted under the 1998 Plan must be paid either: (i)  in cash at the time the option is exercised, or (ii) at the discretion of the board, (a) by delivery of other common stock of Leap, (b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the board.

      Option Repricing. In the event of a decline in the value of our common stock, the board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or non-qualified, with new lower priced, non-qualified options.

      Option Exercise. Options granted under the 1998 Plan may become exercisable in cumulative increments as determined by the board. Options granted under the 1998 Plan generally are subject to vesting over a five-year period, with a specified percentage of each option vesting on various annual anniversary dates of the option’s date of grant, provided that the optionee has continuously provided services to Leap or one of its subsidiaries from such date of grant until the applicable vesting date. The board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1998 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows us to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of Leap before vesting.

      Term. The maximum term of options under the 1998 Plan is 10 years, except that in certain cases the maximum term is five years. The 1998 Plan provides for earlier termination of an option due to the optionee’s cessation of service. Options under the 1998 Plan generally terminate 30 days after the optionee ceases to provide services to Leap or any of its subsidiaries. However, in the event the optionee’s continuous service terminates due to the optionee’s permanent and total disability as defined in Section 22(e)(3) of the Code, then the option may continue under its original terms if so provided in the option agreement. If the optionee’s continuous service terminates due to the death of the optionee or due to the optionee’s permanent and total disability and such termination due to disability is followed by the death of the optionee, then the vesting of all unvested shares may be accelerated as of the date of death of the optionee if so provided in the option agreement. The board has discretion to suspend and/or extend the vesting and/or term of options granted to persons on leaves of absence. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

      Restrictions on Transfer. Incentive stock options granted under the 1998 Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. The 1998 Plan provides that non-qualified stock options shall be transferable by the optionee only upon such terms and conditions as set forth in the option agreement as the board shall determine in its discretion. However, for both incentive stock options and non-qualified stock options, upon satisfactory written notice to Leap, the optionee may designate a third party who, in the event of the optionee’s death, may thereafter exercise the option.

      Effect of Certain Corporate Events. If any change is made in the stock subject to the 1998 Plan or subject to any option granted under the 1998 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Leap), the 1998 Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to such plan, the maximum number of securities which may be granted to an employee in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding options.

      For purposes of the 1998 Plan, a merger or consolidation in which Leap is not the surviving corporation or a reverse merger in which Leap is the surviving corporation but the shares of Leap’s common stock outstanding prior to the merger are converted into other property constitutes a “Change in Control.” In the event of a Change in Control, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 1998 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation refuses to assume or continue options outstanding under the 1998 Plan, or to substitute similar options, then with respect to options, other than distribution options, held by persons then performing services as employees, directors or consultants for Leap or any of its subsidiaries, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event, and with respect to distribution options the effect shall be as provided in the applicable option agreement. In the event of a dissolution or liquidation of Leap, any options outstanding under the 1998 Plan will terminate if not exercised prior to such event.

      In addition, the 1998 Plan provides that options held by any person who is terminated for any reason other than cause within 24 months following a Change in Control will accelerate and immediately become fully vested and exercisable, except if such contemplated Change in Control would occur prior to the second anniversary of the adoption of the 1998 Plan by the board and such potential acceleration would by itself prohibit us from entering into a “pooling of interests” accounting transaction.

      Duration, Amendment and Termination. The board may suspend or terminate the 1998 Plan at any time. Unless sooner terminated, the 1998 Plan will terminate in September 2008.

      The board may also amend the 1998 Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders within 12 months before or after its adoption by the board if the amendment would: (i) increase the number of shares reserved for options under the 1998 Plan; (ii) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the 1998 Plan to satisfy Section 422 of the Code); or (iii) modify the 1998 Plan in any other way if such modification requires stockholder approval in order for the 1998 Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

     Cricket Communications, Inc. 1999 Stock Option Plan

      On June 21, 1999, the board of directors of Cricket Communications, Inc. adopted, and Leap, as sole stockholder of Cricket, approved, the Cricket Communications, Inc. 1999 Stock Option Plan. Cricket Communications, Inc. subsequently changed its name to Cricket Communications Holdings, Inc. The Cricket Plan provides for the grant of stock options to selected officers, directors and employees of and consultants to Cricket and its subsidiaries.

      Although Leap, as Cricket’s sole stockholder, approved the Cricket Plan, we obtained stockholder approval of the Cricket Plan in December 1999 to allow awards made under the Cricket Plan following stockholder approval in 1999 to qualify as “performance-based” compensation under Section 162(m) of the Code.

      Pursuant to an agreement and plan of merger, on June 15, 2000, Cricket Merger Sub, Inc., a wholly-owned subsidiary of Leap, merged with and into Cricket Communications Holdings, Inc. Cricket survived as a wholly-owned subsidiary of Leap. Under the terms of the merger, each issued and outstanding share of Cricket common stock not held by Leap was converted into the right to receive 0.315 of a fully paid and nonassessable share of Leap common stock. In addition, Leap assumed the Cricket Plan, and as a result, outstanding options to purchase Cricket stock became options to purchase Leap common stock.

      General. The Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options granted under the Cricket Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Non-qualified stock options granted under the Cricket Plan are not intended to qualify as incentive stock options under the Code.

      Purpose. The Cricket Plan was adopted to provide a means by which selected officers, directors and employees of and consultants to Cricket and its parent and subsidiaries, including Leap, could be given an opportunity to purchase stock in Cricket, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Cricket.

      Administration. The board of directors has the power to construe and interpret the Cricket Plan and, subject to the provisions of the Cricket Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration to be paid upon exercise of an option and other terms of the option. The board of directors is authorized to delegate administration of the Cricket Plan to a committee composed of not fewer than two members of the board. The board has delegated administration of the Cricket Plan to the compensation committee of the board. As used herein with respect to the Cricket Plan, the “board” refers to the compensation committee as well as to the board of directors itself. The compensation committee has further delegated the authority to grant options to vice presidents and lower ranking employees of Leap under the Cricket Plan to Harvey White, the Chairman and Chief Executive Officer of Leap.

      Stock Subject to the Cricket Plan. The total number of shares that may be issued or awarded under the Cricket Plan shall not exceed in the aggregate 2,394,000 shares of Leap common stock, subject to adjustment as described below. As of November 15, 2001, 910,025 shares of Leap common stock had been issued upon the exercise of options granted under the Cricket Plan, options to purchase 1,348,638 shares of common stock were outstanding and approximately 135,337 shares were available for future grant. If options granted under the Cricket Plan expire or otherwise terminate without being exercised, the common stock not purchased pursuant to such options again becomes available for issuance under the Cricket Plan.

      Eligibility. The Cricket Plan provides for grants to employees, directors and consultants. Incentive stock options may be granted only to selected employees (including corporate officers) of Leap and its subsidiaries. Non-qualified stock options may be granted to selected employees (including corporate officers), directors and consultants.

      No incentive stock options may be granted under the Cricket Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Leap or any subsidiary of Leap, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. No employee shall be eligible to receive in any calendar year option grants covering more than 1,000,000 shares of common stock, subject to adjustment as described below. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the Cricket Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of Leap and its subsidiaries) may not exceed $100,000.

      Terms of Options. The following is a description of the permissible terms of options under the Cricket Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of incentive stock options under the Cricket Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases, may not be less than 110% of such fair market value. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the stock subject to the option on the date of the option grant. The exercise price of options granted under the Cricket Plan must be paid either: (i) in cash at the time the option is exercised, or (ii) at the discretion of the board, (a) by delivery of other common stock of Leap, (b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the board.

      Option Repricing. In the event of a decline in the value of our common stock, the board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or non-qualified, with new lower priced, non-qualified options.

      Option Exercise. Options granted under the Cricket Plan may become exercisable in cumulative increments as determined by the board. Options granted under the Cricket Plan generally are subject to vesting over a five-year period, with a specified percentage of each option vesting on various annual anniversary dates of the option’s date of grant, provided that the optionee has continuously provided services to Leap or one of its subsidiaries from such date of grant until the applicable vesting date. The board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Cricket Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows us to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of Leap before vesting.

      Term. The maximum term of options under the Cricket Plan is 10 years, except that in certain cases the maximum term is five years. The Cricket Plan provides for earlier termination of an option due to the optionee’s cessation of service. Options under the Cricket Plan generally terminate 30 days after the optionee ceases to provide services to Leap or any of its subsidiaries. However, in the event the optionee’s continuous service terminates due to the optionee’s permanent and total disability as defined in Section 22(e)(3) of the Code, then the option may continue under its original terms if so provided in the option agreement. If the optionee’s continuous service terminates due to the death of the optionee or due to the optionee’s permanent and total disability and such termination due to disability is followed by the death of the optionee, then the vesting of all unvested shares may be accelerated as of the date of death of the optionee if so provided in the option agreement. The board has discretion to suspend and/or extend the vesting and/or term of options granted to persons on leaves of absence. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

      Restrictions on Transfer. Incentive stock options granted under the Cricket Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. The Cricket Plan provides that non-qualified stock options shall be transferable by the optionee only upon such terms and conditions as set forth in the option agreement as the board shall determine in its discretion. However, for both incentive stock options and non-

qualified stock options, upon satisfactory written notice to Leap, the optionee may designate a third party who, in the event of the optionee’s death, may thereafter exercise the option.

      Effect of Certain Corporate Events. If any change is made in the stock subject to the Cricket Plan or subject to any option granted under the Cricket Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Leap), the Cricket Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to such plan, the maximum number of securities which may be granted to an employee in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding options.

      For purposes of the Cricket Plan, (i) the sale of all or substantially all of the assets of Leap, (ii) a merger, consolidation or reorganization in which the holders of voting securities of Leap immediately prior to such transaction do not hold at least 50% of the combined voting power of the then-outstanding securities of the surviving entity following such transaction, or (iii) any person other than Leap acquires more than 50% of the combined voting power of the outstanding securities of Leap would constitute a “Change in Control.” In the event of a Change in Control, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Cricket Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation refuses to assume or continue options outstanding under the Cricket Plan, or to substitute similar options, then with respect to options held by persons then performing services as employees, directors or consultants for Leap or any of its subsidiaries, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event. In the event of a dissolution or liquidation of Leap, any options outstanding under the Cricket Plan will terminate if not exercised prior to such event.

      In addition, the Cricket Plan provides that options held by any person who is involuntarily terminated without cause or constructively terminated within 24 months following a Change in Control will accelerate and immediately become fully vested and exercisable, except if such contemplated Change in Control would occur prior to the second anniversary of the adoption of the Cricket Plan by the board and such potential acceleration would by itself prohibit us from entering into a “pooling of interests” accounting transaction.

      Duration, Amendment and Termination. The board may suspend or terminate the Cricket Plan at any time. Unless sooner terminated, the Cricket Plan will terminate in June 2009. The board may also amend the Cricket Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders within 12 months before or after its adoption by the board if the amendment would: (i) increase the number of shares reserved for options under the Cricket Plan; (ii) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Cricket Plan to satisfy Section 422 of the Code); or (iii) modify the Cricket Plan in any other way if such modification requires stockholder approval in order for the Cricket Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

2001 Non-Qualified Stock Option Plan

      In April 2001, our board of directors approved the adoption of our 2001 Non-Qualified Stock Option Plan. A total of 2,500,000 shares of common stock were reserved for issuance under the 2001 Plan. The 2001 Plan provides for grants of stock options to selected officers, directors and employees of and consultants to Leap and its subsidiaries. The 2001 Plan is designed to promote the success of our business by more closely aligning the interests of our employees and our stockholders through the provision of equity-based incentives to those individuals who are or will be responsible for such success.

      General. The 2001 Plan provides for the grant of non-qualified stock options. Non-qualified stock options granted under the 2001 Plan are not intended to qualify as incentive stock options under the Code.

      Purpose. The 2001 Plan was adopted to provide a means by which selected officers, directors and employees of and consultants to Leap and its subsidiaries could be given an opportunity to purchase our stock, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Leap.

      Administration. The board of directors has the power to construe and interpret the 2001 Plan and, subject to the provisions of the 2001 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration to be paid upon exercise of an option and other terms of the option. The board of directors is authorized to delegate administration of the 2001 Plan to a committee composed of not fewer than two members of the board. The board has delegated administration of the 2001 Plan to the compensation committee of the board. As used herein with respect to the 2001 Plan, the “board” refers to the compensation committee as well as to the board of directors itself. The compensation committee has further delegated the authority to grant options to vice presidents and lower ranking employees of Leap under the 2001 Plan to Harvey White, the Chairman and Chief Executive Officer of Leap.

      Stock Subject to the 2001 Plan. The total number of shares of common stock that may be issued upon exercise of options granted or to be granted under the 2001 Plan may not exceed 2,500,000, subject to adjustment as described below. The aggregate number of shares issued or reserved for issuance pursuant to options granted to people other than officers and directors must exceed 50% of the total number of shares issued or reserved for issuance pursuant to options granted under the 2001 Plan on the three-year anniversary of the adoption of the 2001 Plan and on each subsequent yearly anniversary of the adoption of the 2001 Plan. As of November 15, 2001, no shares of common stock had been issued upon the exercise of options granted under the 2001 Plan, options to purchase 850,151 shares of common stock were outstanding and approximately 1,649,849 shares were available for future grant. If options granted under the 2001 Plan expire or otherwise terminate without being exercised, the common stock not purchased pursuant to such options again becomes available for issuance under the 2001 Plan.

      Eligibility. The 2001 Plan provides for grants of non-qualified stock options to selected employees (including corporate officers), directors and consultants.

      Terms of Options. The following is a description of the permissible terms of options under the 2001 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of non-qualified stock options under the 2001 Plan may not be less than 85% of the fair market value of the common stock subject to the option on the date of the option grant, unless granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code. The exercise price of options granted under the 2001 Plan must be paid either: (i) in cash at the time the option is exercised, or (ii) at the discretion of the board, (a) by delivery of other common stock of Leap, (b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the board.

      Option Repricing. In the event of a decline in the value of our common stock, the board has the authority to offer employees the opportunity to replace outstanding higher priced options with new lower priced options.

      Option Exercise. Options granted under the 2001 Plan may become exercisable in cumulative increments as determined by the board. Options granted under the 2001 Plan generally are subject to vesting over a four-year period, with a specified percentage of each option vesting on various annual anniversary dates of the option’s date of grant, provided that the optionee has continuously provided services to Leap or one of its subsidiaries from such date of grant until the applicable vesting date. The board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 2001 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows us to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of Leap before vesting.

      Term. The maximum term of options under the 2001 Plan is 10 years, except that in certain cases the maximum term is five years. The 2001 Plan provides for earlier termination of an option due to the optionee’s cessation of service. Options under the 2001 Plan generally terminate 30 days after the optionee ceases to provide services to Leap or any of its subsidiaries. However, in the event the optionee’s continuous service terminates due to the optionee’s permanent and total disability as defined in Section 22(e)(3) of the Code, then the option may continue under its original terms if so provided in the option agreement. If the optionee’s continuous service terminates due to the death of the optionee or due to the optionee’s permanent and total disability and such termination due to disability is followed by the death of the optionee, then the vesting of all unvested shares may be accelerated as of the date of death of the optionee if so provided in the option agreement. The board has discretion to suspend and/or extend the vesting and/or term of options granted to persons on leaves of absence. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

      Restrictions on Transfer. The 2001 Plan provides that non-qualified stock options shall be transferable by the optionee only upon such terms and conditions as set forth in the option agreement as the board shall determine in its discretion. However, upon satisfactory written notice to Leap, the optionee may designate a third party who, in the event of the optionee’s death, may thereafter exercise the option.

      Effect of Certain Corporate Events. If any change is made in the stock subject to the 2001 Plan or subject to any option granted under the 2001 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Leap), the 2001 Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to such plan, the maximum number of securities which may be granted to an employee in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding options.

      For purposes of the 2001 Plan, a merger or consolidation in which we are not the surviving corporation or a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding prior to the merger are converted into other property constitutes a “Change in Control.” In the event of a Change in Control, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 2001 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation refuses to assume or continue options outstanding under the 2001 Plan, or to substitute similar options, then (1) with respect to options held by persons then performing services as employees, directors or consultants for Leap or any of its subsidiaries, the time during which such options may be exercised will be accelerated and (2) any options outstanding under the 2001 Plan will terminate if not exercised prior to such event. In the event of a dissolution or liquidation of Leap, any options outstanding under the 2001 Plan will terminate if not exercised prior to such event.

      In addition, the 2001 Plan provides that options held by any person who is terminated for any reason other than cause within 24 months following a Change in Control will accelerate and immediately become fully vested and exercisable, except if such contemplated Change in Control would occur prior to the second anniversary of the adoption of the 2001 Plan by the board and such potential acceleration would by itself prohibit us from entering into a “pooling of interests” accounting transaction.

      Duration, Amendment and Termination. The board may suspend or terminate the 2001 Plan at any time. Unless sooner terminated, the 2001 Plan will terminate in April 2011. The board may also amend the 2001 Plan at any time or from time to time.

10.	New Options and Supplemental Options Will Have Substantially the Same Terms as Eligible and Required Options.

      New Options will have the same terms and conditions as the tendered Eligible Options and Required Options. Each New Option granted in exchange for any tendered option will vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for the corresponding Eligible Option or Required Option that you tender pursuant to the Offer and that we accept for exchange and cancel, except that none of your New Options, whether vested or unvested, will become exercisable until six months after the grant date. Supplemental Options will be granted under the 2001 Plan and will vest at a rate of 25% per year on each yearly anniversary of the grant date.

11. Information Concerning Leap.

      Leap is a wireless communications carrier that is providing innovative, affordable, simple wireless services designed to accelerate the transformation of wireless service into a mass consumer product. We generally seek to address a much broader population segment than traditional wireless providers have addressed to date. In the U.S., we are offering wireless service under the brand name “Cricket™.” Our innovative Cricket strategy is designed to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and priced competitively with, traditional landline service. In each of our market areas, we are deploying 100% digital, Code Division Multiple Access, or CDMA, networks that we believe provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our market areas.

      We are incorporated in Delaware. Our principal executive offices are located at 10307 Pacific Center Court, San Diego, California 92121. Our telephone number is (858) 882-6000.

Financial Information

      The following table sets forth selected consolidated financial operating data for Leap. The selected historical statement of operations data for the year ended August 31, 1999, the period from September 1, 1999 to December 31, 1999 and the year ended December 31, 2000 and the selected historical balance sheet data as of August 31, 1999, December 31, 1999 and December 31, 2000 have been derived from the consolidated financial statements included in our Transition Report on Form 10-K for the period from September 1, 1999 to December 31, 1999 and our Annual Report on Form 10-K for the year ended December 31, 2000, which have been audited by PricewaterhouseCoopers LLP, independent auditors. The selected historical statement of operations data for the nine months ended September 30, 2000 and 2001 and the selected historical balance sheet data as of September 30, 2001 have been derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2001. The information presented below should be read together with the complete financial statements and notes related thereto as well as the section of these reports entitled “Management’s Discussion and Analysis of Financial

Condition and Results of Operations.” We have presented the following data in thousands, except per share data.

		Period from
		September 1,		Nine Months Ended
	Year Ended	1999 to	Year Ended	September 30,
	December 31,	December 31,	August 31,
	2000	1999	1999	2001	2000

				(Unaudited)
Consolidated Statement Of Operations Data:
Total revenues	$50,317	$6,772	$3,907	$151,292	$36,055

Operating loss	(167,299)	(29,667)	(34,472)	(258,808)	(99,492)
Income (loss) before extraordinary items	4,569	(75,846)	(164,613)	(403,657)	108,100
Net income (loss)	$(168)	$(75,846)	$(164,613)	$(403,657)	$103,363

Basic net income (loss) per common share	$(0.01)	$(4.01)	$(9.19)	$(12.27)	$4.16

Diluted net income (loss) per common share	$(0.01)	$(4.01)	$(9.19)	$(12.27)	$3.21

Shares used in per share calculations:
Basic	25,398	18,928	17,910	32,909	24,826

Diluted	32,543	18,928	17,910	32,909	32,134

Consolidated Balance Sheet Data (at period end):
Total current assets	$712,244	$87,141	$40,184	$426,440
Total assets	$1,647,407	$360,765	$335,331	$2,188,270

Total current liabilities	124,425	36,780	33,597	176,156
Total liabilities	1,064,149	349,873	263,913	1,752,490

Minority interest in consolidated subsidiary	—	—	518	—
Total stockholders’ equity	583,258	10,892	70,900	435,780

      Condensed combined financial information for Leap’s operating companies accounted for under the equity method is summarized as follows (in thousands):

		Period from
	Year	September 1,	Year	Nine Months Ended
	Ended	1999 to	Ended	September 30,
	December 31,	December 31,	August 31,
	2000	1999	1999	2001	2000

				(Unaudited)
Operating revenues	$80,909	$4,955	$8,190	$110,047	$51,052

Operating expenses	(318,329)	(70,804)	(153,062)	(363,801)	(242,394)
Other income (expense), net	(52,621)	(14,516)	(22,471)	(69,158)	(38,663)
Foreign currency transaction gains (losses), net	1,917	8,612	(1,489)	(36,744)	(25,195)

Net loss	(288,124)	(71,753)	(168,832)	(286,168)	(255,200)
Other stockholders’ share of net loss	(208,002)	(47,212)	(62,491)	(228,606)	(181,701)

Leap’s share of net loss	(80,122)	(24,541)	(106,341)	(57,562)	(73,499)
Elimination of intercompany transactions	1,498	1,464	6,671	—	1,498

Equity in net loss of investments in and loans receivable from unconsolidated wireless operating companies	$(78,624)	$(23,077)	$(100,300)	$(57,562)	$(72,001)

Current assets	$106,751	$33,940	$140,899	$179,475
Non-current assets	678,628	578,326	576,765	813,395
Current liabilities	(300,424)	(91,217)	(112,539)	(542,858)
Non-current liabilities	(312,489)	(349,262)	(347,590)	(569,842)

Total stockholders’ capital (deficit)	172,466	171,787	257,535	(119,830)
Other stockholders’ share of capital (deficit)	137,775	85,909	146,059	(95,726)

Leap’s share of capital (deficit)	34,691	85,878	111,476	(24,104)
Lag period loans and advances	—	—	10,195	—

Investment in and loans receivable from (committed to) unconsolidated wireless operating company	$34,691	$85,878	$94,429	$(3,562)

      The book value per share of Leap’s common stock at September 30, 2001 was $11.86. This amount was calculated by dividing Leap’s unaudited total consolidated stockholders’ equity at September 30, 2001 of $435.8 million by the 36,752,478 shares of Leap common stock that were outstanding at September 30, 2001.

      Our ratios of earnings to fixed charges were as follows for the periods indicated:

		Period from
		September 1,		Nine Months
	Year Ended	1999 to	Year Ended	Ended
	August 31,	December 31,	December 31,	September 30,
	1999	1999	2000	2001

Ratio of earnings to fixed charges	—	—	2.05	—

      For the years ended August 31, 1999, the transition period from September 1, 1999 to December 31, 1999 and the nine months ended September 30, 2001, our earnings were insufficient to cover fixed charges by $37.1 million, $52.7 million and $359.0 million, respectively. Earnings consist of pre-tax income (loss) from continuing operations adjusted to add back fixed charges, minority interest in earnings of consolidated subsidiary, losses from and write-down of investments in equity investees and amortization of capitalized interest and to subtract capitalized interest. Fixed charges consist of interest expense, including capitalized interest, amortized discounts related to indebtedness and that portion of rent expenses deemed to be interest.

      To date, we have not issued any shares of preferred stock. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

      The address of each director and executive officer of Leap is: c/o Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121.

      See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the financial statements we have summarized above.

Leap’s Stock Plans

      In addition to the Eligible Plans and the 2001 Plan, which are described in Section 9 above, we have adopted the following benefit plans involving our common stock:

      1998 Non-Employee Directors Stock Option Plan. We adopted the 1998 Non-Employee Directors Stock Option Plan, under which options to purchase common stock are granted to non-employee directors on an annual basis. A total of 500,000 shares of common stock were reserved for issuance under the 1998 Non-Employee Directors Plan. The options are exercisable at a price equal to the fair market value of the common stock on the date of grant, vest over a five-year period and are exercisable for up to ten years from the grant date.

      2000 Stock Option Plan. In September 2000, our stockholders approved the adoption of the 2000 Stock Option Plan. A total of 2,250,000 shares of common stock have been reserved for issuance under the 2000 Plan. Terms of the 2000 Plan are comparable to the 1998 Plan, except that options under the 2000 Plan are not eligible to be tendered in the Offer.

      Executive Officer Deferred Stock Plan. In November 1999, we established an Executive Officer Deferred Stock Plan that provided for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. Bonus deferrals were converted into share units credited to the participant’s account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of Leap common stock on the bonus payday. Share units represent the right to receive shares of Leap common stock in accordance with the plan. Leap also credited to a matching account that number of share units equal to 20% of the share units credited to the participant’s accounts. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The deferred bonus shares and matching shares are unsecured and subject to the claims of general creditors of Leap. We reserved 25,000 shares of our common stock for issuance under the plan.

      2001 Executive Officer Deferred Bonus Stock Plan. In April 2001, our stockholders approved the adoption of the 2001 Executive Officer Deferred Bonus Stock Plan, under which 275,000 shares of common stock were reserved for issuance. Terms of the plan are comparable to our Executive Officer Deferred Stock Plan.

      Employee Stock Purchase Plan. In September 1998, we adopted the 1998 Employee Stock Purchase Plan for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of such stock on the first or the last day of each offering period. A total of 200,000 shares of common stock were reserved for issuance under the 1998 Employee Stock Purchase Plan. Employees may authorize us to withhold up to 15% of their compensation during any offering period, subject to certain limitations. In April 2001, our stockholders approved an amendment to the 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan from 200,000 to 500,000.

      Executive Retirement Plan. In September 1998, we adopted a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, participants receive up to a 10% match of their deferred income in the form of Leap common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and Leap matching stock are unsecured and subject to the claims of general creditors of Leap. The plan authorized up to 100,000 shares of common stock to be allocated to participants.

Common Stock Purchase Agreement

      In December 2000, we entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. under which we may, at our discretion, sell up to a maximum of $125.0 million of registered common stock from time to time over the succeeding 28 month period. Under the agreement, we may require Acqua Wellington to purchase between $10.0 and $25.0 million of common stock, depending on the market price of our common stock, during one or more 18 trading day periods. We cannot require Acqua Wellington to purchase our common stock if the market price of our common stock is less than $15 per share. In addition, we may grant to Acqua Wellington an option to purchase up to an equal amount of common stock during the same 18 trading day period. Acqua Wellington purchases the common stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on our market capitalization at the time we require Acqua Wellington to purchase our common stock. A special provision in the agreement (as amended and restated) allowed the first sale of common stock under the agreement to be up to $55.0 million. In January 2001, we completed the first sale of our common stock under the agreement, issuing 1,564,336 shares to Acqua Wellington for $55.0 million. In July 2001, we completed the second sale of our common stock under the agreement, issuing 521,396 shares to Acqua Wellington for $15.0 million.

Units Offering

      In February 2000, we completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 (Senior Note) and one warrant to purchase Leap common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 (Senior Discount Note) and one warrant to purchase Leap common stock. The warrants issued in the units offering are exercisable for an aggregate of 2,829,854 shares of our common stock at an exercise price of $96.80 per share from February 23, 2001 to prior to April 15, 2010. The terms and conditions of the warrants are more fully described in the warrant agreement for the warrants, which is filed with the SEC as an exhibit to the Schedule TO of which this Offer to Exchange forms a part.

      Interest on the Senior Notes is payable semi-annually. The Senior Discount Notes begin accruing cash interest on April 15, 2005, with the first semi-annual interest payment due October 15, 2005. Each Senior Discount Note has an initial accreted value of $486.68 and a principal amount at maturity of $1,000. Leap may redeem any of the notes beginning April 15, 2005. The initial redemption price of the Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest. In addition, before April 15, 2003, we may redeem up to 35% of both the Senior Notes and the Senior Discount Notes using proceeds from certain qualified equity offerings at 112.5% of their principal amount and 114.5% of their accreted value, respectively. The notes are guaranteed by Cricket Communications Holdings. The terms of the notes include certain covenants that restrict our ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets and effect a consolidation or merger. The terms and conditions of the notes are more fully described in the indenture for the notes, which is filed with the SEC as an exhibit to the Schedule TO of which this Offer to Exchange forms a part.

Warrants

      Qualcomm Warrant. In connection with the spin-off of Leap from Qualcomm, Leap issued a warrant to purchase 5,500,000 shares of our common stock to Qualcomm at an exercise price of approximately $6.11 per share. In March 1999, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise to 4,500,000. The warrant is currently exercisable and remains exercisable until 2008. The warrant provides that Qualcomm may not exercise the warrant if, as a result, Qualcomm, together with its officers and directors, would own equity securities of Leap in an amount that would disqualify Leap from being a “designated entity” under FCC rules. As of November 15, 2001, Qualcomm had received 1,015,700 shares of our common stock upon exercising portions of the warrant and had surrendered rights to purchase 109,300 shares in partial payment of the exercise price. The remaining number of shares which may be acquired upon exercise of the warrant is 3,375,000.

      The warrant issued to Qualcomm includes three types of registration rights which require us to register the shares of Leap common stock issuable upon exercise of the warrant. First, the warrant provides for a one-time “demand” registration right which permits Qualcomm to require us to register a minimum of $5 million of Leap common stock issuable upon exercise of the warrant. Second, the warrant provides for “piggy-back” registration rights which require us to notify Qualcomm of our intention to register shares of Leap common stock with the SEC and, upon request, to include Qualcomm’s shares issuable upon exercise of the warrant in the registration. If Qualcomm exercises its piggy-back or demand registration rights and the offering is underwritten, the shares to be registered may be reduced by the underwriters based on market conditions. However, the shares to be registered may be reduced to no less than 30% of the shares requested to be registered. The registration rights in the warrant may be assigned by Qualcomm with any transfer of the warrant. Third, the warrant provides for “Form S-3” registration rights which generally permit Qualcomm to require us to register a minimum of $5 million of shares issuable upon exercise of the warrant if Form S-3, a short-form registration statement, is available for the proposed registration. We will be able to suspend the effectiveness of such registration statement under certain circumstances.

      Units Offering Warrants. In connection with our February 2000 units offering, we issued warrants to purchase an aggregate of 2,829,854 shares of our common stock. The terms and conditions of the warrants issued in the senior unit and senior discount unit offerings are more fully described in the warrant agreement for those warrants, which is filed with the SEC as an exhibit to the Schedule TO of which this Offer to Exchange forms a part. Qualcomm, which purchased units in the offering, holds 308,000 of such warrants, which are exercisable on or after February 23, 2001 for 770,924 shares of Leap common stock, at an exercise price of $96.80 per share.

      Chase Telecommunications Holdings Warrant. In connection with our acquisition of Chase Telecommunications in March 2000, we issued a warrant to Chase Telecommunications Holdings to purchase 643,068 shares of common stock of our subsidiary, Cricket Communications Holdings, for an aggregate warrant exercise price of $1,000,000. In connection with the June 2000 merger of Cricket Communications Holdings into a wholly owned subsidiary of Leap, the warrant was converted into the right to purchase an aggregate of 202,566 shares of Leap common stock at an exercise price of $4.9367 per share. The aggregate warrant exercise price of $1,000,000 remains unchanged. In July 2001, Chase Telecommunications net-exercised a portion of the warrant and received 89,345 shares of Leap common stock, surrendering warrants to purchase 18,222 shares of Leap common stock in payment of the exercise price. The remaining number of shares which may be acquired upon exercise of the warrant is 94,999.

Rights Plan

      On September 9, 1998, our board of directors adopted a stockholder rights plan. Under the rights plan, a dividend of one preferred share purchase right was declared for each outstanding share of our common stock. The common stock currently trades with a right to purchase Series A Junior Participating preferred stock. A preferred share purchase right will be attached to each share of common stock issued during the term of the rights plan. Each right entitles stockholders to buy one one-thousandth of a share of Leap’s Series A preferred stock at an exercise price of $350.00, subject to anti-dilution adjustments, upon the triggering event of a person acquiring, or making a tender or exchange offer for, 15% or more of Leap outstanding common stock. Each right entitles its holder, other than the person acquiring 15% or more of the outstanding common stock, to purchase shares of Leap common stock with a market value of twice the right’s exercise price. Ownership of Leap common stock in excess of the 15% threshold by Qualcomm as a result of its warrant to purchase 4,500,000 shares of Leap common stock or the warrants purchased by Qualcomm in our February 2000 units offering entitling it to purchase 770,924 shares of Leap common stock, however, will not trigger the rights plan, unless and until Qualcomm acquires one or more additional shares of Leap common stock. In addition, if a company acquires Leap in a merger or other business combination, or if we sell more than 50% of our consolidated assets or earning power, these rights will entitle our stockholders, other than the acquirer, to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price. At any time prior to these events, the board of directors may redeem the rights at one cent per right.

      The rights plan is intended to protect stockholders in the event of an unsolicited attempt to acquire Leap. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The rights plan could have the effect of delaying, deferring or preventing a person from acquiring Leap or accomplishing a change in control of the board of directors. This description of the rights plan is intended as a summary only and is qualified in its entirety by reference to a rights agreement dated as of September 14, 1998, as amended, between Leap and Computershare Investor Services, LLC (formerly Harris Trust Company of California), which is filed with the SEC as an exhibit to the Schedule TO of which this Offer to Exchange forms a part.

12. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

Directors and Executive Officers; Beneficial Ownership of Leap Common Stock

      A list of our directors and executive officers is attached to this Offer to Exchange as Schedule I. As of November 15, 2001, our executive officers and directors (15 persons) as a group beneficially owned options outstanding under the 1998 Plan to purchase a total of 1,835,733 of our shares (including options to purchase 52,142 of our shares granted as “distribution options” to holders of outstanding Qualcomm options at the time of Leap’s spin-off from Qualcomm in September 1998), which represented approximately 32.7% of the shares subject to all options outstanding under that plan as of that date. As of November 15, 2001, our directors and executive officers as a group beneficially owned options outstanding under the Cricket Plan to purchase a total of 158,865 of our shares, which represented approximately 11.8% of the shares subject to all options outstanding under that plan as of that date. As of November 15, 2001, our directors and executive officers as a group beneficially owned options outstanding under the 2001 Plan to purchase a total of 6,000 of our shares, which represented approximately 0.7% of the shares outstanding under that plan as of that date. Directors and executive officers, as a group, beneficially owned options outstanding under all of our stock plans to purchase a total of 2,330,190 of our shares as of November 15, 2001, which represented approximately 28.5% of the shares subject to all options outstanding under the plans as of that date. The options to purchase our shares owned by directors and senior vice presidents and higher ranking officers (including executive officers) are not eligible to be tendered in the Offer.

      In the 60 days prior to and including November 15, 2001, our executive officers and directors had the following transactions in Leap common stock:

•	On September 18, 2001, Thomas J. Bernard, a director, acquired 30,000 shares of Leap common stock upon exercise of a stock option at an exercise price of $3.03 per share.

•	On September 19, 2001, Michael B. Targoff, a director, acquired 6,000 shares of Leap common stock upon exercise of stock options, 4,000 shares of which were at an exercise price of $4.50 per share and 2,000 shares of which were at an exercise price of $7.06 per share.

•	Cedar Grove Partners, LLC sold 43,000 shares of our common stock in market transactions during the period from October 31, 2001 through November 15, 2001. Scot B. Jarvis, a director, is a 40% member of Cedar Grove Partners, LLC.

•	Cedar Grove Investments, LLC sold 64,900 shares of our common stock in market transactions during the period from October 31, 2001 through November 15, 2001. Scot B. Jarvis, a director, is a 40% member of Cedar Grove Partners, LLC. Cedar Grove Partners, LLC is a 40% member of Cedar Grove Investments, LLC.

•	Several of our executive officers made common stock purchases under our employee stock purchase plan on October 31, 2001 in the ordinary course pursuant to the terms of such plan, as follows: James E. Hoffmann, 212 shares; Stewart Douglas Hutcheson, 212 shares; Daniel O. Pegg, 212 shares; Leonard C. Stephens, 334 shares; Susan G. Swenson, 337 shares; Harvey P. White, 134 shares; and Thomas D. Willardson, 424 shares.

•	Several of our executive officers were credited with share units under our executive retirement plan on September 28, 2001 in the ordinary course pursuant to the terms of such plan, as follows: Mr. Hoffmann, 393 share units; Mr. Pegg, 355 share units; Mr. Stephens, 350 share units; Ms. Swenson, 819 share units; and Mr. White, 1,213 share units.

•	Several of our executive officers were credited with share units under our executive officer deferred bonus stock plans on October 26, 2001 in the ordinary course pursuant to the terms of such plans, as follows: Mr. Hoffmann, 9,770 share units; Mr. Hutcheson, 2,554 share units; Mr. Pegg, 3,910 share units; Mr. Stephens, 1,881 share units; Ms. Swenson, 2,103 share units; and Mr. White, 33,057 share units.

      Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to November 15, 2001 by Leap or, to our knowledge, by any executive officer, director or affiliate of Leap. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 9 of our definitive proxy statement for our 2001 annual meeting of stockholders.

Employment Agreement

      Leap and Susan G. Swenson entered into an employment offer letter dated June 11, 1999 which provides that Ms. Swenson will serve as President of Leap. Ms. Swenson currently serves as President, Chief Operating Officer and director of Leap. Under the letter, Ms. Swenson is entitled to an annual salary of $400,000 and, beginning with fiscal 1999, an annual bonus of up to 60% of her base salary. In connection with the letter, Ms. Swenson received an option under Leap’s option plan to acquire 250,000 shares of Leap’s common stock at a price of $19.00 per share. The option vests at the rate of 20% per year upon each anniversary of the grant date. Under the letter, Ms. Swenson also received an option to purchase 350,000 shares of Cricket Communications Holdings, Inc. common stock at a price of $2.00 per share, that will become fully vested after five years from the grant date. In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000, Ms. Swenson’s outstanding options to purchase shares of Cricket Communications Holdings common stock were converted into options to purchase 70,875 shares of Leap’s common stock at a price of $6.35 per share. Under the letter, Ms. Swenson is eligible to participate in Leap’s executive retirement plan and is also entitled to comprehensive benefits. The letter includes a special termination provision that requires Leap to pay to Ms. Swenson 12 months base pay if her employment is terminated for other than gross misconduct or gross neglect of duty within 12 months of her date of hire. If Ms. Swenson is terminated for other than gross misconduct or gross neglect of duty within 13 to 24 months of her date of hire, Leap is required to make payment to Ms. Swenson equal to nine months of her base pay.

Change of Control Agreements

      In January 2001, our board of directors determined that it was in the best interests of Leap and its stockholders to assure that Leap has the continued attention and dedication of its executive officers in the event of a possible change in control of Leap. As a result, Leap entered into change in control agreements with each of its executive officers. The purpose of the agreements is to diminish the possibility of departure or distraction of Leap’s executive officers, to the detriment of Leap and its stockholders, caused by the uncertainties and risks raised by a pending or threatened change in control and to induce the executive officers to remain in the employ of Leap.

      The agreements have an initial term ending on December 31, 2002. Beginning January 1, 2003, and each January 1 thereafter, the agreements are automatically renewed for a one-year term unless Leap has given written notice to the executive officer that it does not intend to renew the agreement by June 30 of the preceding year.

      Under the agreements, a “change in control” occurs if (i) any person becomes the beneficial owner of 35% or more of the combined voting power of Leap’s then outstanding securities; (ii) the continuing directors (as defined in the agreement) cease to constitute a majority of the board; (iii) we merge or consolidate with another entity and the voting securities of Leap immediately prior to the transaction fail to represent at least

60% of the voting power of the surviving entity following the transaction; or (iv) our stockholders approve a plan of complete liquidation of Leap or enter into an agreement for the sale or disposition by Leap of all or substantially all of our assets. Under the agreements, immediately prior to a change in control which is not approved in advance by a majority of the board, 50% of the executive officer’s unvested stock awards will immediately become vested and exercisable and the remaining 50% will become vested and exercisable on the one year anniversary of the change in control (if the executive officer is then employed under the agreement) or upon the executive officer’s termination other than for cause or resignation for good reason within one year of the change in control. If, as a result of a change in control, the executive officer’s unvested stock awards will terminate or be cancelled, then immediately prior to the termination or cancellation of the unvested stock awards, all of the executive officer’s unvested stock awards will become immediately vested and exercisable. In addition, if the executive officer is terminated within one year of a change in control other than for cause or if the executive officer resigns for good reason, the executive officer is entitled to either two years of salary and bonus (in the case of the Chief Executive Officer and President) or one year of salary and bonus (in the case of all other executive officers) in a lump sum payment, the immediate and full acceleration of any remaining unvested stock awards, the continuation of directors and officers’ liability insurance for a period of six years and the continuation of certain medical and dental benefits for either 12 or 24 months, as the case may be.

      In the event that the termination payments to the executive officer under the agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then we will make additional payments to the executive officer in an aggregate amount such that the net amount of the termination payments and additional payments retained by the executive officer after the payment of all excise taxes on the termination payments and all federal, state and local income tax, employment tax and excise taxes on the additional payments, will be equal to the amount of the termination payments. In consideration of any benefits provided under these agreements, the executive officer will release Leap from further claims and agree not to compete directly or indirectly with Leap for a period of one or two years, as the case may be.

      For purposes of the agreements, “cause” means willful and continued failure to substantially perform job duties and follow and comply with lawful directives of the board, willful commission of acts of fraud or dishonesty or willful engagement in illegal conduct or gross misconduct that is materially damaging to Leap. “Good reason” includes the diminution of the responsibility, position or salary of the executive officer, Leap’s breach of the change in control agreement or the involuntary relocation of the executive officer.

Transactions with Chase Telecommunications Holdings, Inc.

      In March 2000, Leap acquired substantially all of the assets of Chase Telecommunications Holdings, Inc., a company partially owned and controlled by Anthony R. Chase, a director of Leap. As part of the consideration of that acquisition, (i) Mr. Chase entered into a consulting agreement with a wholly-owned subsidiary of Leap pursuant to which Mr. Chase will receive $250,000 per year for five years and was granted options to purchase 9,450 shares of Leap common stock, (ii) Chase Telecommunications Holdings, Inc. received a warrant to purchase 202,566 shares of Leap common stock for an aggregate exercise price of $1,000,000, and (iii) Chase Telecommunications Holdings, Inc. received a contingent earn-out payment of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired from Chase Telecommunications Holdings, Inc. during the fifth full year following the closing of the acquisition.

13.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

      All tendered Eligible Options and Required Options that are accepted for exchange will be cancelled. All tendered Eligible Options and Required Options which were originally granted under the Eligible Plans that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the Eligible Plans and will fund part of the share reserves required under the Eligible Plans to carry out the option exchange that is the subject of the Offer.

      We are requiring that anyone tendering an Eligible Option pursuant to the Offer also tender all options granted to that option holder by Leap on or after May 18, 2001, regardless of exercise price, including options with an exercise price per share below $35.00. If these Required Options were not required by us to be tendered by those participating in the Offer, we would be required to record additional stock-based compensation because the accounting treatment for the Required Options would become variable, as described below.

      We believe that we will not incur any other material compensation expense solely as a result of the transactions contemplated by the Offer because:

•	we will not grant any options to participants in the program within six months and one day after the date that we accept and cancel the options tendered for exchange;

•	all options issued to participants in the program in the period beginning six months prior to the commencement of this Offer must be surrendered for cancellation together with any other tendered options;

•	the exercise price of all New Options will equal the market value of the common stock on the date we grant the New Options; and

•	we have not made any oral or written agreement or implied promise to compensate the employees who accept this Offer for any increase in the market price of our common stock occurring after the cancellation of tendered options but prior to the granting of New Options.

14. Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of New Options or Supplemental Options, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of tendered options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept tendered options for exchange and cancellation and to grant New Options for tendered options is subject to the conditions described in Section 7.

15. Material U.S. Federal Income Tax Consequences.

      The following is a general summary of the material U.S. federal income tax consequences applicable to the tender and exchange of options pursuant to the Offer and the grant of New Options and Supplemental Options. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

      Eligible option holders who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer.

      Exchange of Options for New Options. If you exchange outstanding options for New Options to be granted six months and a day or more later, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. The exchange will be treated as a non-taxable exchange.

      Grant of New Options and Supplemental Options. You will not be required to recognize any income for U.S. federal income tax purposes when the New Options or Supplemental Options are granted to you. The grant of the New Options or Supplemental Options is not a taxable event.

      Exercise of New Options and Supplemental Options. All New Options and Supplemental Options will be non-qualified stock options under the U.S. federal tax laws. When a non-qualified stock option is exercised, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired pursuant to the exercise of your non-qualified stock option generally will give rise to capital gain equal to the amount realized upon the sale of the shares less the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one year prior to the sale.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AND ANY FOREIGN TAX LAWS THAT MAY APPLY TO YOU.

16. Extension of the Offer; Termination; Amendment.

      We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any tendered options by giving notice of such extension to the option holders and making a public announcement thereof. We currently intend to notify you via e-mail, but we reserve the right to use other means.

      We also expressly reserve the right at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance for exchange and cancellation of any tendered options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance for exchange and cancellation of options tendered is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

      Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least 10 business days after the date of such notification:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be tendered in the Offer; or

(c) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

17. Fees and Expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

18. Additional Information.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

•	Our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on March 2, 2001 and Amendment No. 1 thereto filed on Form 10-K/ A with the SEC on June 28, 2001;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the SEC on May 15, 2001;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC on August 14, 2001;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the SEC on November 13, 2001;

•	Our Current Report on Form 8-K dated September 19, 2001 filed with the SEC on September 20, 2001;

•	Our Current Report on Form 8-K dated November 14, 2001 filed with the SEC on November 15, 2001;

•	Our definitive Proxy Statement for our 2001 Annual Meeting of Stockholders filed with the SEC on March 2, 2001; and

•	The description of our common stock and associated preferred stock purchase rights contained in our Registration Statement on Form 10 filed with the SEC on July 1, 1998, as amended.

      The SEC file number for these filings is 0-29752. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

450 Fifth Street, N.W.

Room 1024
Washington, D.C. 20549

      You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Web site at www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market under the symbol “LWIN” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Leap Wireless International, Inc.

Attn: Investor Relations
10307 Pacific Center Court
San Diego, CA 92121
(858) 882-6000

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Exchange about Leap should be read together with the information contained in the document to which we have referred you.

19. Miscellaneous.

      This Offer to Exchange and our SEC reports referred to above contain forward-looking statements reflecting management’s current forecast of certain aspects of Leap’s future. Some forward-looking statements can be identified by forward-looking words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions. It is based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause such a difference for Leap in connection with the stock option exchange and supplemental option grant program include, but are not limited to: the accounting treatment of the program; changes in the trading price of Leap common stock during the program and in the period between the cancellation of old options and the issuance of new options under the program; corporate developments affecting Leap between the cancellation of old options and the issuance of new options under the program; changes in the economic conditions of the various markets its subsidiaries serve which could adversely affect the market for wireless services; our ability to access capital markets; a failure to meet the operational, financial or other covenants contained in our credit facilities; our ability to rollout networks in accordance with our plans, including receiving equipment and backhaul and interconnection facilities on schedule from third parties; failure of network systems to perform according to expectations; the effect of competition; the acceptance of our product offering by our target customers; our ability to retain customers; our ability to maintain our cost, market penetration and pricing structure in the face of competition; uncertainties relating to our ability to close pending transactions; technological challenges in developing wireless information services and customer acceptance of such services if developed; our ability to integrate the businesses and technologies we acquire; rulings by courts or the FCC adversely affecting our rights to own and/or operate certain wireless licenses; the impacts on the global and domestic economies and the financial markets of recent terrorist activities, the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility; and other factors detailed in the section entitled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. The forward-looking statements should be considered in the context of these risk factors. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. The act does not provide this protection for transactions such as the Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this Offer to Exchange.

      We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith efforts, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

Leap Wireless International, Inc.
November 20, 2001

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

OF LEAP WIRELESS INTERNATIONAL, INC.

      The directors and executive officers of Leap Wireless International, Inc. and their positions and offices as of November 15, 2001, are set forth in the following table:

Name	Position and Offices Held

Harvey P. White	Chairman of the Board and Chief Executive Officer
Susan G. Swenson	President, Chief Operating Officer and Director
James E. Hoffmann	Senior Vice President, General Counsel and Secretary
Stewart Douglas Hutcheson	Senior Vice President, Wireless Data Development
Daniel O. Pegg	Senior Vice President, Public Affairs
Leonard C. Stephens	Senior Vice President, Human Resources
Thomas D. Willardson	Senior Vice President, Finance and Treasurer
Glenn Umetsu	Senior Vice President, Engineering Operations and Launch Deployment
Jill E. Barad	Director
Thomas J. Bernard	Vice Chairman
Anthony R. Chase	Director
Robert C. Dynes	Director
Scot B. Jarvis	Director
Michael B. Targoff	Director
Jeffrey P. Williams	Director

      The address for our executive officers and directors is: c/o Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121.